SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                   Georgia                                                   001-14194
     (State or Other jurisdiction of Incorporation)             (Commission File Number)

MORRISON MANAGEMENT SPECIALISTS, INC.
(Exact name of registrant as specified in its charter)

1955 Lake Park Drive, Suite 400, Smyrna, Georgia 30080
Telephone: (770) 437-3300
(address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

$0.01 par value common stock
(including associated rights to purchase Series A Junior Participating Preferred Stock)
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [X]                             Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]                              Rule 12h-3(b)(2)(i) [ ]
               Rule 12g-4(a)(2)(i) [ ]                               Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]                              Rule 15d-6 [ ]
               Rule 12h-3(b)(1)(i) [X]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Morrison Management Specialists, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 6, 2001                    MORRISON MANAGEMENT SPECIALISTS, INC.

                                                        By:  /s/ K. WYATT ENGWALL
                                                                    K. Wyatt Engwall
                                                                    Chief Financial Officer and
                                                                      Assistant Secretary